CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 26, 2018, accompanying the financial statements of Quality Municipal Income Trust, 20+ Year Series 193 (included in Invesco Unit Trusts, Municipal Series 1278) as of September 30, 2017, and for the period from October 5, 2016 (date of deposit) through September 30, 2017, and the financial highlights for the period from October 5, 2016 (date of deposit) through September 30, 2017, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-210594) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
January 26, 2018